                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement
        [ ] Confidential, for Use of the Commission Only (as permitted by
                                Rule 14a-6(e)(2))
                       [X] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
          [ ] SOLICITING MATERIAL PURSUANT TO SECTION 240.14a-11(c) OR
                               Section 240.14a-12

                          COULTER PHARMACEUTICAL, INC.
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.      Title of each class of securities to which transaction applies:

2.      Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.      Proposed maximum aggregate value of transaction:

5.      Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.      Amount Previously Paid:

7.      Form, Schedule or Registration Statement No.:

8.      Filing Party:

9.      Date Filed:

                          COULTER PHARMACEUTICAL, INC.
                             600 GATEWAY BOULEVARD
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 13, 2000

TO THE STOCKHOLDERS OF COULTER PHARMACEUTICAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Coulter Pharmaceutical, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, June 13, 2000 at 10:00 a.m. local time at the Hyatt Regency Hotel (San Francisco Airport), 1333 Bayshore Highway, Burlingame, California 94010 for the following purpose:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve the Company's 1996 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 850,000 shares.

     3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on Monday, April 17, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/  JAMES C. KITCH
                                          James C. Kitch
                                          Secretary

South San Francisco, California
April 26, 2000

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          COULTER PHARMACEUTICAL, INC.
                             600 GATEWAY BOULEVARD
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 13, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Coulter Pharmaceutical, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 13, 2000, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hyatt Regency Hotel (San Francisco Airport), 1333 Bayshore Highway, Burlingame, California 94010. The Company intends to mail this proxy statement and accompanying proxy card on or about May 9, 2000, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on Monday, April 17, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on Monday, April 17, 2000 the Company had outstanding and entitled to vote 17,055,011 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 600 Gateway Boulevard, South San Francisco, California 94080, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 31, 2000. The deadline for submitting a stockholder proposal or nomination for director that is not to be included in such proxy statement and proxy is not later than the close of business April 14, 2001 nor earlier than March 15, 2001. Stockholders are advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are eight (8) nominees for the nine (9) Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his/her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company. Samuel R. Saks, M.D. was appointed to the Board on April 5, 2000 by the remaining directors to fill a vacancy on the Board. Michael F. Bigham, Arnold L. Oronsky, Ph.D., Brian G. Atwood, Joseph R. Coulter, III, Donald L. Lucas, Robert Momsen and George J. Sella, Jr. have been elected by the stockholders. Sue Van, who is currently on the Board, will not be standing for reelection and will resign from the Board effective May 11, 2000.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight (8) nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

NOMINEES

     The names of the nominees and certain information about them are set forth below:

          NAME              AGE             POSITION HELD WITH THE COMPANY
          ----              ---             ------------------------------
Michael F. Bigham           42     President, Chief Executive Officer and Director
Arnold L. Oronsky, Ph.D.    59     Chairman of the Board
Brian G. Atwood             47     Director
Joseph R. Coulter, III      40     Director
Donald L. Lucas             70     Director
Robert Momsen               53     Director
George J. Sella, Jr.        71     Director
Samuel R. Saks, M.D.        55     Director

     MICHAEL F. BIGHAM has served as President, Chief Executive Officer and a director of the Company since July 1996. Mr. Bigham served as Executive Vice President of Operations from April 1994 to June 1996 and Chief Financial Officer from April 1989 to June 1996 at Gilead Sciences, Inc., a biotechnology company. While at Gilead, he also served as Vice President of Corporate Development from July 1988 to March 1992. Mr. Bigham was Co-head of Healthcare Investment Banking for Hambrecht & Quist LLC, an investment banking firm where he was employed from 1984 to 1988. Mr. Bigham is a member of the Board of Directors of Datron Systems, Inc., a publicly-held electronics company, LJL BioSystems, Inc., a publicly-held scientific

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instrumentation company, IntraBiotics, a publicly-held biotechnology company and two privately-held companies.

     ARNOLD L. ORONSKY, PH.D. has served as Chairman of the Board of Directors of the Company since its inception in February 1995. From February 1995 to July 1996, Dr. Oronsky also served as President and Chief Executive Officer of the Company. Since March 1994, Dr. Oronsky has been a general partner at InterWest Partners, a private venture capital firm. From February 1997 to December 1997, Dr. Oronsky served as President and Chief Executive Officer at Coulter Cellular Therapies, a private biotechnology company, and is currently Chairman of the Board. From December 1996 to May 1997, Dr. Oronsky served as Chief Executive Officer of Dynavax Technologies, a private biotechnology company. Dr. Oronsky continues to serve on the Board of Directors of Dynavax. From 1984 to 1994, Dr. Oronsky served as Vice President for Discovery Research at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc. Dr. Oronsky has won numerous grants and awards and has published over 125 scientific articles. Since 1988, Dr. Oronsky has served as a senior lecturer in the Department of Medicine at John Hopkins Medical School. Dr. Oronsky is a member of the Board of Directors of Corixa Corp., a publicly held biotechnology company.

     BRIAN G. ATWOOD has served as a director of the Company since April 1996. From March to December 1995, Mr. Atwood was a consultant on business development to the Company. Since November 1999, Mr. Atwood has been a Managing Director of Versant Ventures, a private venture capital firm. Since October 1997, Mr. Atwood also has been a General Partner of Brentwood Venture Capital, a private venture capital firm, and since November 1995 he served as a Venture Partner at the firm. He was a founder and served as President and Chief Executive Officer from December 1993 to May 1995 and Vice President, Operations from July 1988 to November 1993 of Glycomed Incorporated, a company dedicated to the discovery and development of novel drugs based on complex carbohydrates. From January 1986 to June 1987, Mr. Atwood was a Director at Perkin-Elmer/Cetus Instrument Systems, a joint venture formed by Perkin-Elmer Corp. and Cetus Corporation, where he oversaw the development and launch of three biotechnology instrument research systems. Mr. Atwood currently serves as Chairman of one privately held company.

     JOSEPH R. COULTER, III has served as a director of the Company since December 1996. Mr. Coulter was employed by Coulter Corporation until December 1997. Coulter Corporation was acquired by Beckman Instruments in October 1997. During his 18 years at Coulter Corporation, Mr. Coulter was most recently a director of Coulter Corporation, Executive Vice President, Director of Information Systems, and Program Manager for Research and Development. Mr. Coulter also serves as an officer of two privately held companies.

     DONALD L. LUCAS has served as a director of the Company since April 1996. Since 1967, Mr. Lucas has been actively engaged in venture capital activities as a private individual. Mr. Lucas currently serves as a director of Cadence Design Systems, Inc., Macromedia, Inc., Oracle Corporation, Transcend Services, Inc. Tricord Systems, Inc. and Preview Systems, Inc.

     ROBERT MOMSEN has served as a director of the Company since its inception in February 1995. Since August 1982, Mr. Momsen has been a General Partner at InterWest Partners, a private venture capital firm. From 1977 to 1981, Mr. Momsen served as General Manager and Chief Financial Officer of Life Instruments Corporation, a medical diagnostic imaging company that he co-founded. Mr. Momsen currently serves as a director of ArthroCare Corp., COR Therapeutics, Inc., Innovasive Devices, Inc. and Urologix, Inc. Mr. Momsen also serves as a director of several private companies.

     SAMUEL R. SAKS, M.D. has served as a director of the Company since April 5, 2000. From 1994 through the present, Dr. Saks has served as Senior Vice President, Medical Affairs and Chief Medical Officer of ALZA Corporation, a pharmaceutical company. Prior to that, Dr. Saks held various executive officer positions at ALZA Corporation, Schering Plough Corp., XOMA Corporation and Genentech, Inc. From 1987 to the present, Dr. Saks has served as Assistant Clinical Professor of Medicine, Dept. of Medicine, Division of Oncology at the University of San Francisco. Dr. Saks holds a B.S. in Biology from the University of Illinois at Champaign and an M.D. with Honors from the University of Illinois at the Medical Center, Chicago.

     GEORGE J. SELLA, JR. has served as a director of the Company since December 1996. From January 1983 to his retirement in April 1993, Mr. Sella served as Chief Executive Officer of American Cyanamid

Company, a chemical, agricultural and medical products company. From September 1979 to January 1991, Mr. Sella served as President of American Cyanamid. From May 1984 to April 1993, he served as Chairman of the Board of Directors of American Cyanamid. Mr. Sella currently serves as a director of Axa Financial Inc. and Equitable Life Assurance Society of the United States.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1999 the Board of Directors held four (4) meetings. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Brian Atwood, Donald Lucas and Sue Van. The Audit Committee met twice during such fiscal year. Sue Van will be resigning from the Board and from the Audit Committee effective May 11, 2000 and will be replaced on the Audit Committee by Robert Momsen.

     The Company's Board of Directors has adopted a formal Audit Committee Charter which is attached hereto as Appendix A.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of four non-employee directors:
Arnold Oronsky, Donald Lucas, Robert Momsen and Sue Van. The Compensation Committee met twice during such fiscal year. Sue Van will be resigning from the Board and from the Compensation Committee effective May 11, 2000.

     During the fiscal year ended December 31, 1999, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he/she served, held during the period for which he/she was a director or committee member, respectively.

                                   PROPOSAL 2

             APPROVAL OF THE 1996 EQUITY INCENTIVE PLAN, AS AMENDED

     In December 1996, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1996 Equity Incentive Plan (the "1996 Plan"). In February 1999, the Board approved, and the stockholders subsequently approved, an amendment to the 1996 Plan, which increased the number of shares authorized for issuance under the 1996 Plan by 2,000,000 shares, from a total of 2,800,000 shares to a total of 4,800,000 shares.

     In April 2000, the Board approved an additional amendment to the 1996 Plan, subject to stockholder approval, to enhance the flexibility of the Board and the Compensation Committee in granting stock options to the Company's employees. The amendment increased the number of shares authorized for issuance under the 1996 Plan by 850,000 shares, from a total of 4,800,000 shares to a total of 5,650,000 shares. The Board adopted this amendment to ensure that the Company, as it grows, can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

     At December 31, 1999, options (net of canceled or expired options) covering an aggregate of 3,313,056 shares of the Company's Common Stock had been granted under the 1996 Plan, and 1,486,944 shares (plus any shares that might in the future be returned to the Plan as a result of cancellations or expiration of options) remained available for future grant under the 1996 Plan. Options to purchase an additional 15,000, 209,500, 17,500 and 20,000 shares were granted under the 1996 Plan in January, February, March and April 2000, respectively. During the last fiscal year, under the 1996 Plan, the Company granted to all executive officers as a group options to purchase 230,000 shares at an exercise price $22.63 per share, to all employees (excluding
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executive officers) as a group options to purchase 1,174,600 shares at exercise prices ranging from $14.50 to $31.00 per share and to all directors who are not officers as a group options to purchase 50,000 shares at exercise prices ranging from $16.00 to $23.63 per share. For further information regarding stock option grants, see "Executive Compensation -- Stock Option Grants and Exercises." Stockholders are requested in this Proposal 2 to approve the 1996 Plan, as amended. If the stockholders fail to approve this Proposal 2, there will only be approximately 1,224,944 shares available for future grant under the 1996 Plan (before accounting for canceled or expired options). The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1996 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

     The essential features of the 1996 Plan, as amended, are outlined below:

GENERAL

     The 1996 Plan provides for the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"), and for the granting of nonstatutory stock options, restricted stock purchase awards, and stock bonuses (collectively, "Stock Awards") to employees, directors of and consultants to the Company. To date, only stock options have been awarded under the 1996 Plan.

PURPOSE

     The 1996 Plan was adopted to provide a means by which selected directors, officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

     The Company's Board of Directors has delegated administration of the 1996 Plan to the Compensation Committee (the "Committee"). The Committee membership is intended to satisfy the provisions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Code section 162(m), in each case to the extent applicable. The Committee has the authority, subject to the terms of the 1996 Plan, to determine the recipients and types of awards to be granted, the terms of the awards granted, including the exercise price, number of shares subject to the award, the exercisability thereof, and the form of consideration payable upon exercise.

ELIGIBILITY

     Incentive stock options may be granted under the 1996 Plan only to selected employees (including officers and directors who are salaried employees) of the Company and its affiliates. Selected employees (including officers), directors and consultants are eligible to receive Stock Awards (other than incentive stock options) under the 1996 Plan.

     No incentive stock option may be granted under the 1996 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the incentive stock option exercise price is at least 110% of the fair market value of the stock subject to the incentive stock option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for

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

the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. No optionee shall be eligible for option grants under the 1996 Plan covering more than 280,000 shares of Common Stock in any calendar year.

STOCK SUBJECT TO THE 1996 PLAN

     4,800,000 shares of the Company's Common Stock are authorized for issuance under the 1996 Plan, as amended. If options granted under the 1996 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1996 Plan.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the 1996 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the 1996 Plan generally may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1996 Plan generally may not be less than 85% of the fair value of the Common Stock on the date of option grant. The exception to these general rules is when the option relates to the assumption or substitution of another option as permitted under Section 424 of the Code.

     In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m), an option repriced under the 1996 Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 280,000 share limitation. To date, the Company has not repriced any outstanding options, and does not currently have any intention of doing so.

     The exercise price of options granted under the 1996 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement, or (c) in any other form of legal consideration acceptable to the Board.

     Option Exercise. Options granted under the 1996 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Certain shares covered by currently outstanding options under the 1996 Plan vest at the rate of 1/4 of the option total on the first anniversary of the option grant with subsequent vesting at a rate of 1/48 per month thereafter until fully vested during the optionee's employment or services as a consultant or a director. Other shares covered by currently outstanding options under the 1996 Plan vest at the rate 1/48 per month until fully vested during the optionee's employment or services as a consultant or a director. Shares covered by options granted in the future under the 1996 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1996 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee's service to the Company or an affiliate terminate before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

     Term. The maximum term of options under the 1996 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1996 Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless such termination is due to such person's disability, in which case the option may, but need not, provide that it may be exercised at any time within twelve months of such termination or

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

for up to eighteen months if such termination is due to death. Individual options by their terms may provide for exercise within a longer or shorter period of time following termination of the optionee's service to the Company or an affiliate. The option term will be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

     Purchase Price; Payment. The Board will determine the purchase price under each restricted stock purchase agreement, but the purchase price may not be less than 85% of the stock's fair market value on the date the Board makes the award. The purchase price of stock subject to a restricted stock purchase agreement must be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other arrangement with the person to whom the Common Stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Eligible participants may be awarded stock pursuant to a stock bonus agreement in consideration of past services actually rendered to the Company or for its benefit.

     Repurchase. Shares of Common Stock sold or awarded under the 1996 Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. In the event a person ceases to be an employee of or ceases to serve as a director of or consultant to the Company or an affiliate of the Company, the Company may repurchase or otherwise reacquire any or all of the shares of the Common Stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the 1996 Plan or subject to any option granted under the 1996 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1996 Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 1996 Plan, the maximum number of shares which may be granted to any person during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding Stock Awards.

EFFECT OF CERTAIN CORPORATE EVENTS

     The 1996 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume Stock Awards outstanding under the 1996 Plan or substitute similar Stock Awards for those outstanding under such plan, or such outstanding Stock Awards will continue in full force and effect. If any surviving corporation declines to assume or continue Stock Awards outstanding under the 1996 Plan, or to substitute similar Stock Awards, then the time during which such Stock Awards may be exercised will be accelerated, the vesting of such Stock Awards will be accelerated if so determined by the Board, and the Stock Awards terminated if not exercised during such time.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the 1996 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1996 Plan will terminate on December 4, 2006.

     The Board may also amend the 1996 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the 1996 Plan to satisfy Section 422 of the Code, if applicable; Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or any Nasdaq Stock Market(R) or other securities exchange listing requirements; (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of
Section 422 of the Code. The Board may submit any other amendment to the 1996 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

     Under the 1996 Plan, unless otherwise provided in the option agreement for a non-statutory stock option, an option may not be transferred by the optionee other than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee except on such terms as may be provided in the option agreement. In any case, an optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. Rights under a stock bonus or restricted stock purchase agreement are transferable only by will, by the laws of descent and distribution or pursuant to a domestic relations order. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to additional restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

     The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1996 Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

     Incentive Stock Options. Incentive stock options under the 1996 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss (the character of which will be determined by the length of time the stock was held). Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognized ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the 1996 Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognized taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. The character of such capital gain or loss will be determined by the length of time the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Restricted Stock and Stock Bonuses. Restricted stock and stock bonuses that may be granted under the 1996 Plan have the following federal income tax consequences at this time:

     Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such capital gain or loss will be long-term or short-term depending on the length of time the stock was held from the date ordinary income was measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to Stock Awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. Treasury regulations issued under Section 162(m) of the Code provide that compensation attributable to stock options will qualify as performance-based compensation, if: (i) the Stock Award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the stock option is granted by a compensation committee comprised solely of two or more "outside directors"; and (iv) the exercise price of the stock option is no less than the fair market value of the stock on the date of grant. Restricted stock and stock bonuses qualify as performance-based compensation under these Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of two or more "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal). Stock Awards granted under the 1996 Plan, as amended, are intended to qualify as performance-based compensation pursuant to Section 162(m). See "Eligibility" above.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected and approved Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since its inception in 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

                               EXECUTIVE OFFICERS

     The names of the executive officers and certain information about them are set forth below:

                  NAME                    AGE            POSITION HELD WITH THE COMPANY
                  ----                    ---            ------------------------------
Michael F. Bigham                         42    President, Chief Executive Officer and Director
Dwayne M. Elwood                          52    Senior Vice President and Chief Commercialization
                                                Officer
William G. Harris                         42    Senior Vice President and Chief Financial Officer
Arlene M. Morris                          48    Senior Vice President, Business Development
Dan Shochat, Ph.D.                        60    Senior Vice President and Chief Scientific
                                                Officer
Geoffrey T. Yarranton, Ph.D.,             48    Senior Vice President, Research and Development

     MICHAEL F. BIGHAM has served as President, Chief Executive Officer and a director of the Company since July 1996. Mr. Bigham served as Executive Vice President of Operations from April 1994 to June 1996 and Chief Financial Officer from April 1989 to June 1996 at Gilead Sciences, Inc., a biotechnology company. While at Gilead, he also served as Vice President of Corporate Development from July 1988 to March 1992. Mr. Bigham was Co-head of Healthcare Investment Banking for Hambrecht & Quist LLC, an investment banking firm where he was employed from 1984 to 1988. Mr. Bigham is a member of the Board of Directors of Datron Systems, Inc., a publicly-held electronics company, LJL BioSystems, Inc., a publicly-held scientific instrumentation company, IntraBiotics, a publicly-held biotechnology company and two privately-held companies.

     DWAYNE M. ELWOOD has served as Senior Vice President and Chief Commercialization Officer since February 2000 and as Chief Commercialization Officer of the Company since June 1999. From January 1999 to June 1999, Mr. Elwood served as Chief Operating Officer and from July 1997 to December 1998, Mr. Elwood served as Vice President, Sales and Marketing of the Company. From May 1990 to July 1997, Mr. Elwood served as Vice President of new Product Development and as a Management Board Member at Ortho-McNeil Pharmaceutical, Inc., a division of Johnson & Johnson. His responsibilities at Ortho-McNeil Pharmaceutical included the commercialization and launch of several products in therapeutic areas, including biologicals, CNS agents, metabolic diseases and anti-infectives. He recently managed the launch of Ultram(R), a drug for chronic pain which is being marketed to various specialists, including oncologists. From January 1992 to May 1990, Mr. Elwood served in various sales and marketing management positions at Bristol-Myers Squibb, a pharmaceutical company. Mr. Elwood received a B.S. degree in Business Administration/ Marketing from California State University, Chico.

     WILLIAM G. HARRIS has served as Senior Vice President and Chief Financial Officer of the Company since February 2000. From July 1996 to January 2000, Mr. Harris served as Vice President and Chief Financial Officer. From July 1992 to July 1996, Mr. Harris served as Director of Finance at Gilead Sciences, Inc., a biotechnology company. While at Gilead, Mr. Harris also served as Controller and Manager of Administration from July 1991 to July 1992, and as Assistant Controller and Manager of Administration from October 1990 to July 1992. From July 1988 to October 1990, he was a Staff Accountant at Ernst & Young, LLP. Mr. Harris received a B.A. degree in Economics from the University of California, San Diego, and an M.B.A. from the University of Santa Clara Leavey School of Business and Administration.

     ARLENE M. MORRIS has served as Senior Vice President, Business Development of the Company since February 2000. From October 1996 to January 2000, Ms. Morris served as Vice President, Business Development of the Company. From April 1993 to October 1996, Ms. Morris served as Vice President, Business Development at Scios, Inc., a biotechnology company. From November 1988 to April 1993, she served as Vice President, Business Development at McNeil Pharmaceutical, a subsidiary of Johnson & Johnson, where she was responsible for new product planning and business development. Ms. Morris received a B.A. degree in Biology and Chemistry from Carlow College.

     DAN SHOCHAT, PH.D. has served as Senior Vice President and Chief Scientific Officer of the Company since September 1998. From March 1995 to August 1998, Dr. Shochat was Vice President, Research and Development of the Company. From July 1988 to April 1995, Dr. Shochat served as Director of Biotechnol-ogy Development at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc., where he was responsible for the worldwide program in monoclonal antibodies for the treatment of cancer. He received B.S. and M.S. degrees from Hebrew University in Israel and a Ph.D. in Biochemistry from L.S.U. Medical School in New Orleans. Dr. Shochat is the author of 25 scientific papers on tumor antigens and on antibodies for diagnostic and therapeutic use in cancer.

     GEOFFREY T. YARRANTON, PH.D., has served as Senior Vice President, Research and Development of the Company since February 2000. From September 1998 to January 2000, Dr. Yarranton served as Vice President, Research of the Company. From 1982 to 1998, Dr. Yarranton held various positions with increasing responsibility at CellTech Therapeutics, Ltd., a biotechnology company in the United Kingdom. He was most recently Director of Research, where he led a staff of 155 scientists involved in the discovery and development of noval chemical and biological drugs, as well as the development and patenting of antibody engineering and expression technology. While at Celltech, Dr. Yarranton also served as Director of Biology and as Head of Molecular Genetics. From 1976 to 1979, he was a Jane Coffin Childs post-doctoral fellow at the Massachusetts Institute of Technology. Dr. Yarranton received a Ph.D. degree in Genetics from the National Institute for Medical Research. In 1989, Dr. Yarranton was awarded the Society of Microbiology Colworth Prize for his work in recombinant gene expression systems.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1999 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. Except as otherwise provided below, the address of each person listed is c/o the Company, 600 Gateway Boulevard, South San Francisco, California 94080.

                                                        BENEFICIAL OWNERSHIP(1)
                                                        -----------------------
                                                        NUMBER OF    PERCENTAGE
                   BENEFICIAL OWNER                      SHARES       OF TOTAL
                   ----------------                     ---------    ----------
Entities affiliated with Putnam Investments,
  Inc.(2).............................................  2,249,700      13.34%
  One Post Office Square
  Boston, MA 02109
Robert Momsen(3)......................................  1,821,144      10.80%
Entities Affiliated with InterWest Partners(3)........  1,811,144      10.74%
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Arnold L. Oronsky, Ph.D.(4)...........................  1,804,825      10.70%
Sue Van(5)............................................    812,182       4.82%
Joseph R. Coulter, III(6).............................    487,467       2.89%
Michael F. Bigham(7)..................................    460,066       2.73%
Brian G. Atwood(8)....................................    168,024          1%
Dan Shochat, Ph.D.(9).................................    119,183           *
Donald L. Lucas(10)...................................    100,550           *
William G. Harris(11).................................     88,995           *
Dwayne M. Elwood(12)..................................     65,350           *
George J. Sella, Jr.(13)..............................     15,000           *
Samuel M. Saks, M.D...................................          0          --
All executive officers and directors as a group (12
  persons)(14)........................................  5,942,786      35.25%

---------------
  * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 16,860,922 shares of Common Stock outstanding as of December 31, 1999, adjusted as required by rules promulgated by the SEC.

 (2) Based solely on information obtained from a filing made on Schedule 13G with the SEC.

 (3) Includes 1,799,825 shares held by InterWest Partners V, L.P. and 11,319 shares held by InterWest Investors V. Mr. Momsen, a director of the Company, is a general partner of InterWest Management Partners V, L.P. which is the general partner of InterWest Partners V, L.P. Mr. Momsen is a general partner of InterWest Investors V. Mr. Momsen disclaims beneficial ownership of the shares held by InterWest Partners V, L.P. and InterWest Investors V except to the extent of his respective pecuniary interest therein. Also includes 10,000 shares of Common Stock subject to options exercisable within sixty days of December 31, 1999.

 (4) Includes 1,799,825 shares held by InterWest Partners V, L.P. Dr. Oronsky, a director of the Company, is a general partner of InterWest Management Partners V, L.P. which is the general partner of InterWest Partners V, L.P. Dr. Oronsky disclaims beneficial ownership of the shares held by InterWest Partners V, L.P. except to the extent of his pecuniary interest therein.

 (5) Includes 753,907 shares held by the Wallace H. Coulter Foundation, 18,691 shares held by the Wallace H. Coulter Trust (Foundation), 14,871 shares held by the Sue Van Trust, 19,713 shares held by Northern Trust Bank of Florida Trustee of Sue Van IRA and 5,000 shares of Common Stock subject to options exercisable within sixty days of December 31, 1999. Ms. Van, a director of the Company, is President of the Wallace H. Coulter Foundation and trustee of the Wallace H. Coulter Trust (Foundation). Ms. Van disclaims beneficial ownership of the shares held in the Wallace H. Coulter Foundation and Wallace H. Coulter Trust to the extent of her pecuniary interest therein.

 (6) Includes 344,856 shares held by the Joseph R. Coulter, Jr. Trust and 137,333 shares held by JRC Investment L.P. Mr. Coulter, a director of the Company, is co-trustee of the Joseph R. Coulter, Jr. Trust and general partner of JRC Investment L.P. Also includes 139 shares held by Mr. Coulter's wife, Susan Sekman Coulter and 5,000 shares of Common Stock subject to options exercisable within sixty days of December 31, 1999. Mr. Coulter disclaims beneficial ownership of the shares held by the Joseph R. Coulter, Jr. Trust, JRC Investment L.P. and Susan Sekman Coulter, except to the extent of his pecuniary interest therein.

 (7) Includes 181,297 shares held by The Michael F. Bigham Trust, 50,000 shares held by The Bigham Partnership and 78,769 shares of Common Stock subject to options exercisable with sixty days of December 31, 1999. Mr. Bigham, a director of the Company and the Company's Chief Executive Officer, is trustee of the Michael F. Bigham Trust.

 (8) Includes 145,981 shares held by Brentwood Associates VII, L.P. and 10,000 shares of Common Stock subject to options exercisable within sixty days of December 31, 1999. Mr. Atwood, a director of the Company, is a venture partner of Brentwood VII Ventures, L.P., which is the general partner of Brentwood Associates VII, L.P. Mr. Atwood disclaims beneficial ownership of the shares held by Brentwood Associates VII, L.P., except to the extent of his pecuniary interest therein.

 (9) Includes 90,705 shares of Common Stock subject to options exercisable within 60 days of December 31, 1999.

(10) Includes 37,244 shares held by the Donald L. Lucas & Lygia S. Lucas Trust. Donald L. Lucas, a director of the Company, is trustee of the Donald L. Lucas & Lygia S. Lucas Trust. Also includes 44,379 shares held by The Donald L. Lucas Profit Sharing Trust, 4,333 shares held by Coral Management Partners IV Escrow FBO Donald L. Lucas and 10,000 shares of Common Stock subject to options exercisable within sixty days of December 31, 1999.

(11) Includes 87,917 shares of Common Stock subject to options exercisable within sixty days of December 31, 1999.

(12) Includes 60,812 shares of Common Stock subject to options exercisable within sixty days of December 31, 1999.

(13) All 15,000 shares of Common Stock are subject to options exercisable within sixty days of December 31, 1999.

(14) Includes 5,935,580 shares held by directors and executive officers of the Company, and entities and persons affiliated therewith. Also includes 378,203 shares of Common Stock subject to options exercisable within sixty days of December 31, 1999. See Notes (2) through (14) above.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors, although they are eligible for reimbursement for certain expenses incurred in connection with attendance at Board and Committee meetings in accordance with Company policy. In February 1999, Mr. Sella was granted options to purchase 5,000 shares of the Company's Common Stock, which were issued under the 1996 Equity Incentive Plan. The fair market value of such Common Stock on the date of grant was $23.63 per share (based on the closing sales price reported on the Nasdaq Stock Market for the date of grant). In November 1999, Dr. Oronsky, Mr. Atwood and Mr. Lucas were each granted options to purchase 10,000 shares of the Company's Common Stock and Mr. Coulter, Mr. Sella and Ms. Van were each granted options to purchase 5,000 shares of the Company's Common Stock, all of which were issued under the 1996 Equity Incentive Plan. The fair market value of such Common Stock on the date of grant was $16.00 per share (based on the closing sales price reported on the Nasdaq Stock Market for the date of grant). Options granted to directors under the 1996 Equity Incentive Plan are intended not to qualify as incentive stock options under the Code. As of April 12, 2000, none of the options granted to Dr. Oronsky, Mr. Atwood, Mr. Coulter, Mr. Lucas, and Mr. Sella had been exercised.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION.

     The following table shows for the fiscal years ended December 31, 1999, 1998 and 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its three most highly compensated executive officers at December 31, 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                      ANNUAL COMPENSATION                  ------------
                                        ------------------------------------------------    SECURITIES
                                                                         OTHER ANNUAL       UNDERLYING
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)    OPTIONS(#)
     ---------------------------        ----   ---------   --------   ------------------   ------------
Michael F. Bigham(2)                    1999   $405,000    $160,000        $ 70,000(2)       125,000
  President and Chief                   1998    350,000      75,000          70,000(2)        80,000
  Executive Officer                     1997    320,000     100,000         240,869(2)       100,000
Dwayne M. Elwood(3)                     1999    252,500      75,000               0           35,000
  Senior Vice President and Chief
  Commercialization Officer
Dan Shochat, Ph.D.                      1999    225,000      65,000               0           35,000
  Senior Vice President and             1998    201,667      30,000               0           35,000
  Chief Scientific Officer              1997    182,754      38,000               0           30,000
William G. Harris                       1999    201,750      70,000               0           35,000
  Senior Vice President and             1998    190,000      30,000               0           35,000
  Chief Financial Officer               1997    170,000      30,000               0           27,500

---------------
(1) As permitted by rules promulgated by the SEC, no amounts are shown for "perquisites," where such amounts for each named executive officer do not exceed the lesser of 10% of the sum of such executive's bonus plus salary or $50,000.

(2) Mr. Bigham joined the Company as its President and Chief Executive Officer in July 1996. The 1997 amount represents $157,500 related to a stock bonus grant contingent upon certain performance-based conditions and $83,369 related to certain forgiveness of a home loan. The 1998 amount represents $70,000 related to certain forgiveness of a home loan. The 1999 amount represents $70,000 related to certain forgiveness of a home loan.

(3) Mr. Elwood joined the Company in July 1997 and has been serving as an executive officer since June 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The Company grants options to its executive officers pursuant to its 1996 Equity Incentive Plan. As of April 12, 2000, 3,215,503 shares were outstanding under the 1996 Equity Incentive Plan and 1,358,565 shares remained available for grant thereunder.

     The following table sets forth, for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

                                                       INDIVIDUAL GRANTS               POTENTIAL REALIZABLE
                                            ---------------------------------------      VALUE AT ASSUMED
                             NUMBER OF      PERCENTAGE OF                              ANNUAL RATES OF STOCK
                             SECURITIES         TOTAL                                 PRICE APPRECIATION FOR
                             UNDERLYING        OPTIONS       EXERCISE                     OPTION TERM(4)
                              OPTIONS         GRANTED IN       PRICE     EXPIRATION   -----------------------
          NAME             GRANTED(#)(1)    FISCAL 1998(2)   ($/SH)(3)      DATE        5%($)        10%($)
          ----             --------------   --------------   ---------   ----------   ----------   ----------
Michael F. Bigham........     125,000            8.9%         $22.63      6/24/09     $1,781,725   $4,496,719
Dwayne M. Elwood.........      35,000            2.5%          22.63      6/24/09     $  498,883   $1,259,083
Dan Shochat, Ph.D........      35,000            2.5%          22.63      6/24/09     $  498,883   $1,259,083
William G. Harris........      35,000            2.5%          22.63      6/24/09     $  498,883   $1,259,083

---------------
(1) Options granted in 1999 generally vest over four years, with 1/48 vesting in each month, with full vesting occurring on the fourth anniversary date of the grant. Pursuant to Executive Severance Benefits Agreements described below, the options granted to Mr. Elwood, Dr. Shochat and Mr. Harris will be credited with an additional eighteen (18) months of vesting in the event such executive's employment is involuntarily terminated without cause or voluntarily terminated due to a "constructive termination" in the event of a change in control of the Company.

(2) Based on an aggregate of 1,404,600 options granted to employees in 1999, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant, as determined by the board of directors.

(4) The potential realizable value is calculated by assuming that the stock price on the date of grant as determined by the board of directors appreciates at the indicated annual rate compounded annually for the entire term of the option (ten years) and the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the company's estimate or projection of the future common stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on the exercise of stock options during the fiscal year ended December 31, 1999 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1999:

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES         VALUE         DECEMBER 31, 1999(#)         DECEMBER 31, 1999($)(1)
                           ACQUIRED ON      REALIZED    ---------------------------   ---------------------------
          NAME             EXERCISE(#)        ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            --------------   ----------   -----------   -------------   -----------   -------------
Michael F. Bigham.......          0                 0      68,519        236,481      $1,022,764     $1,928,173
Dwayne M. Elwood........          0                 0      54,288        121,722      $  534,280     $  522,079
Dan Shochat, Ph.D. .....          0                 0     107,664         92,335      $2,675,436     $1,093,285
William G. Harris.......      1,000        $19,625.00      81,368         98,464      $1,456,395     $  678,922

---------------
(1) Based on the fair market value of $22.69 per share on December 31, 1999, as determined by the closing sales price reported on the Nasdaq Stock Market minus the exercise price multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

     In March 1996, Michael F. Bigham, Chief Executive Officer and President of the Company, purchased 400,000 shares of Common Stock at $0.45, the fair market value of such shares, and purchased the shares by delivering a promissory note in the amount of $180,000. The Company has a right to repurchase these shares in the event Mr. Bigham's employment is terminated. Such repurchase right lapses over a four-year period which may be accelerated if Mr. Bigham's employment is involuntarily terminated for a reason other than gross misconduct. Such repurchase right lapsed in full in March 2000. If the Company terminates Mr. Bigham's employment for any reason other than gross misconduct, the Company will continue to pay his salary and provide full benefits for one year after such termination. In the event of a change in control of the Company, Mr. Bigham will receive severance equal to at least two years salary plus a 30% bonus and full benefits for two years. In addition, all repurchase right expirations will be accelerated in full. In July 1996, the Company entered into an agreement with Mr. Bigham pursuant to which he repaid an outstanding loan to the Company in the amount of $180,000 and obtained from the Company a home loan in the amount of $280,000, which new loan is secured by a second deed of trust on his principal residence. This loan will be forgiven semiannually at the rate of 12.5% per semiannual period so long as Mr. Bigham remains employed by the Company. At December 31, 1999, $70,000 remained outstanding on such loan from the Company. If Mr. Bigham's employment is terminated, interest shall commence and begin to accrue at the prime rate plus two percentage points and will become due and payable within 60 days of his termination. If Mr. Bigham's employment is terminated for any reason other than gross misconduct or death, the principal of such loan shall become due upon the earlier of Mr. Bigham securing other employment or the date 60 days from the date of his termination. In the event of a change in control of the Company, the remaining balance on the home loan will be forgiven.

EMPLOYMENT SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

EXECUTIVE SEVERANCE BENEFITS AGREEMENTS

     On February 28, 2000, the Compensation Committee of the Board of Directors of the Company authorized the Company to enter into Executive Severance Benefits Agreements with three of the Company's named executive officers. The names and positions of the three officers are set forth below. The form of Executive Severance Benefits Agreements approved by the Compensation Committee provides that an executive will receive benefits if the executive's employment is involuntarily terminated without "cause" or if the executive voluntarily terminates employment due to a "constructive termination," in either case within thirteen (13) months following the effective date of a "change in control" of the Company. The benefits provided under the Executive Severance Agreements include salary continuation for a period of eighteen (18) months and a single lump-sum payment of an additional amount, prorated for the severance period, equal to twenty-five percent (25%) of the greater of the executive's base salary during the last regular payroll period immediately preceding the change in control or the executive's annual base salary on the date of termination of employment. The Company will continue to pay the employer portion of the executive's group health insurance coverage for the executive and the executive's eligible dependents for a period of eighteen (18) months, and the Company will pay the cost of an executive assistance program if the executive enrolls in such a program within six (6) months following termination of employment. In addition, the executive generally will be credited with eighteen
(18) additional months of vesting in his or her options to purchase shares of Common Stock of the Company. In order to receive benefits under an Executive Severance Benefits Agreement, the executive must execute an effective release of all claims the executive may have against the Company.

         NAME                                    POSITION
         ----                                    --------
Dwayne M. Elwood         Senior Vice President and Chief Commercialization Officer
William G. Harris        Senior Vice President and Chief Financial Officer
Dan Shochat, Ph.D.       Senior Vice President and Chief Scientific Officer

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of four non-employee directors: Arnold Oronsky, Donald Lucas, Robert Momsen and Sue Van. Sue Van will not be standing for reelection as a director and will be resigning from the Board and the Compensation Committee effective as of May 11, 2000. The Committee is responsible for recommending and administering the Company's policies governing employee compensation and for administering the Company's employee benefit plans, including its stock plans. The Committee evaluates the performance of management, recommends compensation policies and levels, and makes recommendations concerning salaries and incentive compensation. The full Board of Directors reviews the Committee's recommendations regarding the compensation of the executive officers of the Company.

     The Company's executive compensation program is designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. The key elements of the program are competitive pay and equity incentives, with an emphasis on equity incentives. Annual compensation for the Company's executive officers consists of base salary, bonuses and stock option grants.

     The Committee makes compensation determinations based upon a subjective assessment of a variety of factors, both personal and corporate, in evaluating the performance of the Company's executive officers and making compensation decisions. These factors include, in order of importance, the progress of the Company toward its long term objectives, the individual contributions of each officer to the Company, and the compensation paid by selected biotechnology companies to individuals in comparable positions. The Committee's weighing of these factors in determining the compensation of an individual executive officer may vary, and the Committee does not apply specific guidelines.

     At this point in the Company's evolution, the measures the Committee looks to in evaluating the Company's progress are the timing and results of the Company's clinical trials of its initial product, success in the preclinical and clinical development of additional products, the effectiveness with which management identifies and secures strategic opportunities to fully exploit its current intellectual property assets and to obtain access to additional such assets, the ability of management to secure financing for the Company's operations, the efficient utilization of corporate resources, and the hiring and retention of subordinate officers and other key employees best capable of accomplishing the foregoing.

---------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1993 Act"), whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

     In June 1999 and August 1999, the Committee met to consider the compensation of the Company's executive officers for the next twelve-month period. The Committee considered a variety of factors, both individual and corporate, in evaluating the performance of the Company's executive officers. The Committee reviewed an analysis of compensation done by an independent compensation consulting group with regard to compensation, including equity-based incentives, at a select group of companies. In addition, the Committee reviewed the results of other independent surveys that provided information regarding management compensation for approximately 200 companies in the biopharmaceutical industry, categorized by geographic area and management position. The surveys include a broader group of companies than those companies included in the NASDAQ Pharmaceutical Index used in the performance measurement comparison graph included in this proxy statement. The Committee also reviewed other publicly available information, gathered informally, pertaining to compensation of executive officers in the biopharmaceutical industry. Generally, the Committee targeted compensation to result in base salaries that were at the high-mid-range of competitive salary levels.

     As a result of the review, the committee approved an increase in Mr. Bigham's salary of approximately 16% for the twelve-month period commencing July 1999, reflecting in part the committee's assessment of Mr. Bigham's contributions to the progress of the Company during his tenure as President and Chief Executive Officer, as well as competitive considerations. In particular, the Committee took into account progress made in the continued development of Bexxar(TM), evaluating and negotiating with potential marketing partners as well as Mr. Bigham's achievements in recruiting individuals to serve in key positions in the Company and in financing the Company. Similar factors accounted for the increases in the base salaries of the other executive officers for the same period.

     During 1999, the Board provided stock options to the executive officers of the Company pursuant to the 1996 Equity Incentive Plan. The exercise price of the option grants were equal to the fair market value of the Company's Common Stock on the date of grant. The executive officers received stock options for a total of 230,000 shares during 1999.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Board of Directors has not yet established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as performance-based compensation.

                                          ARNOLD ORONSKY
                                          DONALD LUCAS
                                          ROBERT MOMSEN
                                          SUE VAN

COMPENSATION COMMITTEE OF THE COMPANY

     Arnold Oronsky, Donald L. Lucas, Robert Momsen and Sue Van. Sue Van will not be standing for reelection as a director, and will be resigning from the Board and the Compensation Committee effective as of May 11, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Compensation Committee in October 1996, the Board of Directors made all determinations with respect to executive officer compensation. Of the current and former directors who participated in deliberations concerning executive officer compensation, either prior to the formation of the Compensation Committee or in their capacity as a member of the Compensation Committee, Dr. Oronsky served as acting President and Chief Executive Officer of the Company from February 1995 to June 1996, Ms. Bobbie Wallace served as Vice President, Operations of the Company from February 1995 to March 1997 and Mr. Bigham has served as President and Chief Executive Officer of the Company since July 1996. Each of the Company's directors has purchased securities of the Company individually or through an affiliated entity. See "Certain Transactions" and "Security Ownership of Certain Beneficial Owners and Management."

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on January 28, 1997 to two indices: the NASDAQ CRSP Total Return Index for the NASDAQ Stock Market (U.S. companies) (the "NASDAQ-US") and the NASDAQ Pharmaceutical Index (the "NASDAQ-Pharmaceutical"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The NASDAQ-US tracks the aggregate price performance of equity securities of U.S. companies traded on the NASDAQ National Market (the "National Market"). The NASDAQ-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the National Market. The Company's Common Stock is traded on the National Market and is a component of both the NASDAQ-US and the NASDAQ-Pharmaceutical.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE THE COMPANY'S INITIAL PUBLIC OFFERING ON JANUARY 28, 1997(2)

                               PERFORMANCE GRAPH

                                                 COULTER PHARMACEUTICAL             NASDAQ-US             NASDAQ-PHARMACEUTICAL
                                                 ----------------------             ---------             ---------------------
1/28/97                                                  100.000                     100.000                     100.000
3/31/97                                                   76.042                      90.231                      90.744
6/30/97                                                   81.250                     106.760                      97.963
9/30/97                                                  111.458                     124.827                     109.838
12/31/97                                                 168.750                     116.901                      98.662
3/31/98                                                  228.125                     136.812                     108.455
6/30/98                                                  253.125                     140.570                     100.366
9/30/98                                                  207.292                     126.940                      94.687
12/31/98                                                 250.000                     164.728                     125.511
3/31/99                                                  181.250                     184.265                     137.730
6/30/99                                                  188.025                     201.608                     140.161
9/30/99                                                  116.150                     206.206                     160.167
12/31/99                                                 189.067                     297.600                     234.539

(2) Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the NASDAQ-US and the NASDAQ-Pharmaceutical on January 28, 1997. The cumulative total return on the Company's stock has been computed based on an initial price of $12.00 per share, the price at which the Company's shares were sold in its initial public offering on January 28, 1997.

                              CERTAIN TRANSACTIONS

     In June 1999, the Company granted Mr. Bigham, Mr. Elwood, Mr. Harris and Dr. Shochat, officers of the Company, options to purchase 125,000, 35,000, 35,000 and 35,000 shares of common stock, respectively. Such options have an exercise price of $22.63 per share and vest over a four-year period.

     In February, 1999, Mr. Harris exercised options to purchase 1,000 shares of the Company's Common Stock at $0.75 per share, with a net value realized the difference between the exercise price and the fair market value of such shares, based on the closing sales price and reported on the Nasdaq National Market for the date of exercise of $19,625.

     In September 1998, the Company entered into an agreement with Mr. Harris pursuant to which he obtained from the Company a home loan in the amount of $100,000, which is secured by a second deed of trust on his principal residence. Ten percent of this loan will be forgiven annually beginning in the sixth year of the loan period so long as Mr. Harris remains employed by the Company. If Mr. Harris' employment is terminated, interest shall commence and begin to accrue at the prime rate plus two percentage points and such interest and the outstanding principal will become due and payable within 90 days of his termination.

     In July 1997, the Company entered into an agreement with Mr. Elwood pursuant to which he obtained from the Company a home loan in the amount of $200,000, which is secured by a second deed of trust on his principal residence. The entire loan will be forgiven at the end of the tenth year of employment. If Mr. Elwood's employment is terminated, interest shall commence and begin to accrue at the prime rate plus two percentage points and such interest and the outstanding principal will become due and payable within 90 days of his termination.

     As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the directors' duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derives any improper personal benefit. In addition, the Company's Bylaws provide that the Company shall indemnify any director and may indemnify any officer, to the fullest extent permitted by the Delaware Law, who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company.

     The Company has entered into indemnity agreements with each of its directors and executive officers which provide, among other things, that the Company will indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being a director or executive officer of the Company. In addition, the Company has purchased directors' and officers' liability insurance. There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they filed.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JAMES C. KITCH
                                          --------------------------------------
                                          James C. Kitch
                                          Secretary

April 26, 2000

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, COULTER PHARMACEUTICAL, INC., 600 GATEWAY BOULEVARD, SOUTH SAN FRANCISCO, CALIFORNIA 94080.

                                   APPENDIX A

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     The Audit Committee shall be composed of at least three members of the Board of Directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. All members of the Audit Committee must have a minimum level of financial literacy, and one member must have more significant accounting or financial expertise (as defined by NASD).

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the Audit Committee will:

     - Have the authority and responsibility to select, evaluate and nominate the outside auditor to be proposed for shareholder approval, or where appropriate, replace the outside auditor.

     - Confirm and assure the independence of the independent accountant, including a review of management consulting services and related fees provided by the independent accountant.

     - Obtain a formal written statement from the independent auditors annually, delineating relationships between the auditor and the company, and actively engage in dialogue with the independent auditors regarding matters that might reasonably be expected to affect their independence.

     - Ensure that the independent auditor conduct a SAS 71 ("Interim Financial Information") review and discuss with the Audit Committee the matters described in SAS 61 ("Communication with Audit Committees") prior to the filing of the Company's Form 10-Q.

     - Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors, and the company's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

     - Report annually in the Company's proxy disclosing whether:

      1. The Audit Committee has reviewed and discussed the audited financial statements with management and discussed certain matters with the independent auditors;

      2. The Audit Committee has received the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent auditor the independent auditor independence; and

      3. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the Commission.

     - Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     - Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

     - Disclose in annual proxy that the Audit Committee has adopted a written charter, and has fulfilled its responsibilities under that charter during the latest fiscal year. The charter will be included as an appendix to the proxy at least once every three years.

     - Review and reassess the adequacy of the Audit Committee Charter on an annual basis.

                          COULTER PHARMACEUTICAL, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 13, 2000

The undersigned hereby appoints Michael F. Bigham and William G. Harris, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Coulter Pharmaceutical, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Coulter Pharmaceutical, Inc. to be held the Hyatt Regency Hotel (San Francisco Airport), 1333 Bayshore Highway, Burlingame, California 94010 on June 13, 2000, at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:    To elect eight (8) directors to hold office until the next Annual
Meeting of Stockholders and until their successors are elected.


[ ] FOR all nominees listed below (except as   [ ] WITHHOLD AUTHORITY to vote for all
    marked to the contrary below)                  nominees listed below

NOMINEES:   Michael F. Bigham, Arnold L. Oronsky, Brian G. Atwood, Joseph R.
            Coulter III, Donald L. Lucas, Robert Momsen, Samuel R. Saks, M.D.
            and George J. Sella, Jr.

    TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)'
                                  NAME(S) BELOW

                            (Continued on other side)

                           (Continued from other side)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:    To approve the Company's 1996 Equity Incentive Plan, as
               amended, to increase the aggregate number of shares of Common
               Stock authorized for issuance under such plan by 850,000 shares.

                      FOR              AGAINST              ABSTAIN
                      [ ]                [ ]                  [ ]

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3:    To ratify selection of Ernst & Young LLP as independent
               auditors of the Company for its fiscal year ending December 31, 2000.

                      FOR              AGAINST              ABSTAIN
                      [ ]                [ ]                  [ ]



SIGNATURE(S)
            -----------------------------------------------------------

        DATED                              , 2000
             ------------------------------

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.